Exhibit 7.1

JOINT FILING AGREEMENT

IN ACCORDANCE WITH Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended, the undersigned hereby agree to the joint filing on behalf of each of them of a statement on Schedule 13D (including amendments thereto) with respect to the Class A Shares of the Issuer, and that this Joint Filing Agreement be included as an exhibit to such joint filing, provided that, as contemplated by Section 13d-1(k)(2), no person shall be responsible for the completeness and accuracy of the information concerning the other persons making the filing unless such person knows or has reason to know such information is inaccurate.

This Joint Filing Agreement may be executed in any number of counterparts, all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the undersigned hereby execute this Joint Filing Agreement as of this 11th day of March 2016.

WOODS STATON

By:	/s/ Woods Staton
	Name:	Woods Staton

CHABLAIS INVESTMENTS S.A.

By:	/s/ Annette Franqui
	Name:	Annette Franqui
	Title:	Director

SCHEDULE A

CONTROLLING PERSONS, DIRECTORS AND EXECUTIVE OFFICERS OF CHABLAIS

The name, business address, title, present principal occupation or employment of each of the directors and executive officers of Chablais, are set forth below. If no business address is given, the director’s or officer’s business address is Chablais’s address. Unless otherwise indicated, each occupation set forth opposite an individual’s name refers to Chablais. Unless otherwise indicated below, all of the persons listed below are citizens of the United States of America. Mr. Staton controls all actions taken by Chablais and disclaims beneficial ownership of any Class A Shares of the Issuer held by Ms. Franqui and Mr. Francisco Staton.

Name and Business Address	Present Principal Occupation Including Name and Address[1] of Employer
Directors
Annette Franqui, 1450 Brickell Avenue, Suite 2530, Miami, FL 33131	Partner, Forrestal Capital Limited Company
Francisco Staton (Citizen of Colombia), Calle 116 No. 7-15 Office 1401, Bogota, Colombia	President, Arcos Dorados Colombia S.A.

Name and Business Address	Present Principal Occupation Including Name and Address of Employer
Controlling Persons
Woods Staton (Citizen of Colombia), Mantua No. 6575 (esquina Potosí), Montevideo, Uruguay 11500	Executive Chairman, Arcos Dorados Holdings Inc., Dr. Luis Bonavita 1294, Office 501, Montevideo, Uruguay 11300

1 Same address as director’s business address except where indicated.

SCHEDULE B

TRANSACTIONS IN SHARES OF THE ISSUER BETWEEN SEPTEMBER 30, 2015 AND MARCH 10, 2016

All of the purchases of Shares set forth below were made by Chablais.

Date of Transaction	Number of Shares Purchased	Nature of Purchase	Price Per Share	Aggregate Purchase Price
11/18/2015	900	open market	$2.86	$2,577.00
11/19/2015	235,600	open market	$3.09	$727,749.90
11/20/2015	233,300	open market	$3.29	$767,198.82
11/24/2015	38,200	open market	$3.55	$135,760.78
11/25/2015	3,000	open market	$3.61	$10,827.00
11/27/2015	100,000	open market	$3.76	$375,700.00
11/30/2015	88,500	open market	$3.73	$329,954.47
Total	699,500			$2,349,767.97

Page 10 of 10